UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2022

KALVISTA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36830	20-0915291
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Cambridge Parkway

Suite 901E

Cambridge, Massachusetts 02142

(Address of Principal Executive Offices) (Zip Code)

(857) 999-0075

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value Per Share	KALV	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On December 23, 2022, KalVista Pharmaceuticals, Inc. (the “Company”) entered into a subscription agreement (collectively, the “Subscription Agreements”) with certain purchasers, pursuant to which the Company agreed to issue and sell in a registered direct offering (the “Offering”) (i) an aggregate of 9,484,199 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (“Common Stock”) and (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 182,470 shares of Common Stock. The Shares will be sold to the purchasers at a price per share of $6.00 per share. The Pre-Funded Warrants will be sold at an offering price of $5.999 per Pre-Funded Warrant, which represents the per share offering price for the Common Stock less a $0.001 per share exercise price for each such Pre-Funded Warrant. The net proceeds from the Offering, after deducting estimated expenses, are expected to be approximately $58 million. The Company intends to use the net proceeds from the Offering, together with existing cash, cash equivalents and investments, to fund clinical trials, commercial sales development, research, working capital, capital expenditures and other general corporate purposes. The Subscription Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company, other obligations of the parties and termination provisions. No underwriter or placement agent participated in the Offering.

The Pre-Funded Warrants are exercisable at any time after the date of issuance. A holder of Pre-Funded Warrants may not exercise the warrant if the holder, together with its affiliates, would beneficially own more than 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to such exercise. A holder of Pre-Funded Warrants may increase or decrease this percentage, but not in excess of 19.99%, by providing at least 61 days’ prior notice to the Company.

The Offering is being made pursuant to the Company’s shelf registration statement previously filed with the Securities and Exchange Commission (the “SEC”), originally filed on May 21, 2021 (File No. 333-256378), which the SEC declared effective on June 1, 2021, and a related prospectus supplement.

The Company expects to close the Offering on December 28, 2022, subject to the satisfaction of customary closing conditions. Immediately following the closing of the Offering, the Company will have a total of 34,102,347 shares of Common Stock issued and outstanding.

The Subscription Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and the foregoing description of the terms of the Subscription Agreement is qualified in its entirety by reference to such exhibit. The form of Pre-Funded Warrant is filed as Exhibit 4.1 to this Current Report on Form 8-K and the foregoing description of the terms of the Pre-Funded Warrants is qualified in its entirety by reference to such exhibit. A copy of the opinion of Fenwick & West LLP, relating to the legality of the issuance and sale of the Common Stock in the Offering, is filed with this Current Report on Form 8-K as Exhibit 5.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

4.1	Form of Pre-Funded Warrant

5.1	Opinion of Fenwick & West LLP.

10.1	Subscription Agreement, dated as of December 23, 2022, by and among KalVista Pharmaceuticals, Inc. and the purchasers identified on the signature pages thereto.

23.1	Consent of Fenwick & West LLP (included in Exhibit 5.1).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KalVista Pharmaceuticals, Inc.

Date: December 27, 2022	By:	/s/ Benjamin L. Palleiko
	Name:	Benjamin L. Palleiko
	Title:	Chief Business Officer and Chief Financial Officer